     [PRICE WATERHOUSE L.L.P. LOGO]



                                                            Exhibit No. 15



April 26, 1995





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549





     We are aware that M.D.C. Holdings, Inc. has included our report dated April 26, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in its Registration Statements on Forms S-8 filed on or about March 15, 1985 and July 1, 1994, Forms S-3 filed on or about May 19, 1994 and September 21, 1994, and Form S-4 filed on or about May 19, 1994. We are also aware of our responsibilities under the Securities Act of 1933.


Yours very truly,



/s/ Price Waterhouse LLP

Price Waterhouse LLP